Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated February 26, 2013

(Supplementing Prospectus Supplement Dated February 25, 2013

to Prospectus Dated February 25, 2013)

Registration No. 333-186823

Enersis S.A.

Rights Offering for Shares of Common Stock

in the Form of American Depositary Shares or Shares

This free writing prospectus of Enersis S.A. revises the ADS deposit amount payable by holders of ADS rights subscribing for new ADSs from US$19.19 to US$18.65 per new ADS subscribed and updates certain related disclosures that had been provided in its prospectus supplement dated February 25, 2013 (the “Prospectus Supplement”) to the Prospectus dated February 25, 2013 (the “Prospectus”) included in the Registration Statement on Form F-3 (Registration No. 333-186823). References to the “ADS deposit amount”, “we”, “us” and “our” are used in the manner described in the Prospectus Supplement.

The ADS deposit amount has been decreased from US$19.19 per new ADS subscribed, as stated in the Prospectus Supplement, to the amount of US$18.65 per new ADS subscribed to reflect the reduction of the additional amount of 5% of the U.S. dollar equivalent of the subscription price of Ch$8,650 per ADS converted into U.S. dollars at the Observed Exchange Rate of Ch$473.18 per U.S. dollar for February 22, 2013, representing an allowance for potential fluctuations in the exchange rate between the Chilean peso and the U.S. dollar, ADS issuance fees of the depositary of US$0.10 per new ADS issued (equivalent to US$0.05 per ADS held) and expenses and certain taxes, to 2%. As a result of the change, all references in the Prospectus Supplement the ADS deposit amount have been changed to US$18.65 per new ADS subscribed and all references to the additional allowance of 5% of the U.S. dollar equivalent of the subscription price of Ch$8,650 per ADS are revised to reflect the new percentage of 2%.

Enersis S.A. has filed a registration statement and the Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus Supplement and the related Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Enersis S.A. and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the Prospectus Supplement and Prospectus if you request it in writing from any of: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (866) 803-9204; BTG Pactual US Capital, LLC, Attention: Prospectus Department, 601 Lexington Avenue, New York, NY 10022, email: pedro.sagesser@btgpactual.com; or BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, email: dg.prospectus_requests@baml.com. The Prospectus Supplement and the Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/912505/000119312513072999/d485078d424b5.htm